Exhibit 99.3




Contact:     Robert J. Hugin                         Brian P. Gill
             Senior VP and CFO                       Director PR/IR
             Celgene Corporation                     Celgene Corporation
             (908) 673-9102                          (908) 673-9530


              CELGENE CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SUMMIT, NJ - (DECEMBER 27, 2005) - Celgene Corporation (Nasdaq: CELG) announced that its Board of Directors has approved a two-for-one stock split, payable in the form of a 100 percent stock dividend. The stock split is subject to stockholder's approval to increase the number of authorized shares of common stock from 280,000,000 to 580,000,000, an action that will be voted on at a Special Meeting of the Stockholders on February 16, 2006. If approved stockholders will receive one additional share for every share they own as of the close of business on February 17, 2006. The additional shares expected to be distributed on or about February 24, 2006. Reporting of the Celgene share price on a split-adjusted basis is expected to commence on or about February 27, 2006. As of November 30, the Company had approximately 170 million shares of common stock outstanding.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

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